Exhibit 5.2

May 26, 2023

US Foods Holding Corp.
17,425,053 Shares of Common Stock

Ladies and Gentlemen:
We have acted as counsel for US Foods Holding Corp., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Prospectus Supplement, dated May 23, 2023 (the “Prospectus Supplement”), of the Company, filed with the Commission and relating to the secondary offering and sale by KKR Fresh Holdings L.P. (the “Selling Stockholder”) of an aggregate of 17,425,053 shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company (collectively, the “Subject Shares”), in accordance with the Underwriting Agreement, dated May 23, 2023, among the Company, the Selling Stockholder and Morgan Stanley & Co. LLC (the “Underwriter”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, certificates of corporate officers and government officials and such other documents as we have deemed necessary or appropriate for the purposes of this opinion, including: (i) the Restated Certificate of Incorporation of the Company; (ii) the Amended and Restated Bylaws of the Company; (iii) resolutions adopted by the Board of Directors of the Company on April 21, 2020; (iv) the Registration Statement on Form S‑3 (Registration No. 333‑255795) filed with the Commission on May 5, 2021 (the “Registration Statement”), with respect to registration under the Securities Act of 1933, as amended (the “Securities Act”), of 25,119,854 shares of Common Stock issuable upon conversion of an aggregate of 532,281 shares of Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), to be sold from time to time by the Selling Stockholder; (v) the related Prospectus dated May 5, 2021; (vi) the Prospectus Supplement and (vii) the Certificate of Designations for the Series A Preferred Stock.  As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of the Company and documents furnished to us by the Company without independent verification of their accuracy.

In rendering this opinion, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing and subject to the qualifications set forth herein, and subject to compliance with applicable state securities laws, we are of opinion that the Subject Shares have been duly authorized and, when issued and delivered to and paid for by the Underwriter pursuant to the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

We are admitted to practice only in the State of New York and express no opinion as to matters governed by any laws other than the laws of the State of New York, the Delaware General Corporation Law and the Federal laws of the United States of America.

We are aware that we are referred to under the heading “Legal Matters” in the Prospectus Supplement.  We hereby consent to such use of our name therein and to the filing of this opinion as Exhibit 5.2 to the Company’s Current Report on Form 8-K filed on May 26, 2023, and to the incorporation by reference of this opinion into the Registration Statement.  In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

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